8010 Melrose Avenue
Los Angeles CA USA 90046-7010

March 4, 2008

Dayton Boots Enterprises Inc.
210 – 889 Harbourside Drive
North Vancouver, BC Canada V7P 3S1

Attention: Stephen Encarnacao

Dear Mr. Encarnacao:

Re:	Letter of Intent for the combination of Dayton Boots Enterprises Inc. (“Dayton”) and
Dussault Apparel Inc. (“Dussault Apparel”)

This letter confirms our mutual intention to enter into negotiations to effect an acquisition or a business combination (the “Transaction”) on the terms set forth below. This letter is not intended to create legally binding obligations except as set out in paragraphs 4 and 6 below but will serve as the basis for negotiating a definitive agreement leading to the completion of the Transaction.

1.	The Transaction

1.1

Structure: The Transaction may be effected in one of several different ways, including a merger of Dayton and Dussault Apparel or an affiliate, or an acquisition whereby Dussault Apparel purchases the shares or assets of Dayton from Dayton or its shareholders in exchange for shares of Dussault Apparel.

The parties will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations, including mutually agreed upon performance based milestones.

1.2	Consideration: Notwithstanding how the Transaction is structured, on the closing of the Transaction, Dayton will receive 3,000,000 shares of Dussault Apparel.

1.3

Terms and conditions: The definitive agreement under which the parties will agree to carry out the Transaction (the "Transaction Agreement") will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representations and warranties of both Dayton and Dussault Apparel (and their principal shareholders), including Dussault Apparel’s status as a reporting issuer with the U.S. Securities and Exchange Commission Exchange (the “SEC”). The closing conditions in favour of both Dussault Apparel and Dayton will include the following:

(a)	receipt of all required regulatory approvals to the carrying out of the Transaction;

(b)	approvals of the boards of directors of Dayton and Dussault Apparel and shareholders of Dayton;

(c)	obtaining all required consents of third parties;

(d)	completion of all required audited and unaudited financial statements of Dayton, prepared in accordance with US GAAP and audited and by a PCAOB registered audit firm;

(e)	completion, to their respective sole satisfaction, of due diligence by Dayton and Dussault Apparel of each other;

(f)	no material change in the employment agreements of either party without the prior consent of the other party;

(g)	all representations in the Transaction Agreement being accurate as of the closing of the Transaction;

(h)	no adverse material change in the business or financial condition of Dayton or Dussault Apparel since the execution of the Transaction Agreement;

(i)	Stephen Encarnacao to be appointed as the Chief Executive Officer of Dussault Apparel on Closing;

(j)	closing of the transaction to be completed on a best efforts basis by both parties within the following parameters:

(i) notice of completion of substantial due diligence and board approval by both parties by March 31, 2008;

(ii) execution of Transaction Agreement by April 15, 2008;

(iii) receipt of all required shareholder approvals from Dayton by April 30, 2008; and

(iv) closing of Transaction by April 30, 2008.

Both parties will work diligently during this period but recognize that regulatory and other market delays may require adjustments to this timetable.

2. Due Diligence

Once all parties have signed this letter and a mutually acceptable confidentiality agreement, the due diligence teams of Dayton and Dussault Apparel will commence due diligence investigations on the other entity. Dayton and Dussault Apparel will give the other full access to all of its:

(a)	books, records, financial and operating data and all other information:

(b)	assets and operations; and

(c)	personnel.

Such information will be kept strictly confidential pursuant to the confidentiality agreement and provisions of this Letter of Intent.

In the event that each of Dussault Apparel and Dayton do not notify the other in writing prior to 5:00 p.m. (Vancouver time) on March 31, 2008 (or such later date as the parties may mutually agree upon) that the results of their investigations are satisfactory and they are willing to negotiate and enter into the Transaction Agreement, this letter agreement shall terminate and be of no further force or effect.

3. Definitive Agreement

Upon the satisfactory completion of diligence by Dayton and Dussault Apparel, the parties shall negotiate the terms of the Transaction Agreement, acting reasonably and in good faith, with a view to executing the agreement on or before April 15, 2008.

4. Standstill

Except for the acquisition of During the period from the satisfactory completion of diligence until this letter agreement is either superseded by the Transaction Agreement or terminated pursuant to section 2, each of Dussault Apparel and Dayton agrees that they will:

(a) conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice, and

(b) not pay any dividends engage in non-arms length transactions with their shareholders, or redeem in excess of 1% of their respective currently outstanding shares.

5. Transaction Costs

In the event that this Transaction does not close, each of the parties will be responsible for all costs (including, but not limited to, financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the transactions contemplated hereby.

6. Publicity

Neither party will make any announcement, issue any press release or otherwise disclose the existence of this letter, without the prior written consent of the other party.

Dayton acknowledges that, as a reporting issuer, Dussault Apparel will be required to give public disclosure about the Transaction if and when it enters into the Transaction Agreement.

7. Confidentiality Agreements

Each party will agree to keep the existence and the terms of this Letter of Intent confidential and will not make any disclosure except where disclosure is required by law. In addition, each party agrees that any information provided to the other in connection with the negotiation and entering into of the definitive agreements for the Transaction will be maintained in confidence, will not be disclosed to any other party, other than each party’s respective professional advisors, except where disclosure is compelled by applicable law and will not be used by the party for any purpose other than the evaluation and completion of the Transaction. Each party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this Letter of Intent and the business combination transactions confidential. All obligations regarding confidentiality will survive termination of this Letter of Intent.

8. General

This letter will be governed by and construed in accordance with the laws of British Columbia, Canada. Dussault Apparel and Dayton submit to the jurisdiction of the courts of British Columbia with respect to any matters arising out of this letter.

This letter will not constitute an offer capable of acceptance. Upon the written confirmation of the general terms and conditions set out in this letter by the parties to whom it is addressed, it will constitute a non-legally binding memorandum of understanding (except for paragraphs 4 and 6) between us with respect to the principal terms and conditions to be included in a definitive agreement.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (Vancouver time) on March 3, 2008, failing which this letter shall be null and void.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

We look forward to working together.

Yours truly,

DUSSAULT APPAREL INC.

By:	/s/Jason Dussault
Jason Dussault, CEO

Agreed and confirmed this 5th day of March, 2008.

DAYTON BOOTS ENTERPRISES INC.

By:	/s/Stephen Encarnacao
Stephen Encarnacao, President